Exhibit (a)(1)(iv)
Form of Letter from the Fund to Shareholders
in Connection with the Fund’s Acceptance of Shares
HPS Corporate Capital Solutions Fund
c/o SS&C GIDS Inc.
801 Pennsylvania Ave, Suite 219980
Kansas City, MO 64105-1307
[DATE]
[SHAREHOLDER NAME/ADDRESS]
Dear Shareholder:
This letter serves to inform you that HPS Corporate Capital Solutions Fund (the “Fund”) has received and accepted for purchase your tender of common shares of beneficial interest (the “Shares”) in the Fund.
In accordance with the terms of the tender offer, you will be issued a non-interest bearing, non-transferable promissory note (the “Note”), which will be held on your behalf by SS&C GIDS Inc., the Fund’s transfer agent (“Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered Shares as of September 30, 2026 less the 2% “early repurchase deduction” (if applicable).

If you have any questions (or wish to request a copy of your Note), please contact the Fund’s Transfer Agent at (844) 700-1479.
Sincerely,
HPS Corporate Capital Solutions Fund